Exhibit M

CREDIT SUISSE SECURITIES (USA) LLC Eleven Madison Avenue New York, NY 10010	GARRISON INVESTMENT GROUP LP 1350 Avenue of the Americas New York, NY 10019

CREDIT SUISSE AG Eleven Madison Avenue New York, NY 10010

CONFIDENTIAL

August 2, 2013

Juniper Holdings, Inc.
c/o Juniper Investment Company
600 Madison Avenue, 16th Floor
New York, NY 10022
Attention:  Mr. Alexis P. Michas and Mr. John A. Bartholdson

Theragenics Corporation
$50,000,000 Senior Secured Credit Facilities
Commitment Letter

Ladies and Gentlemen:

You have advised Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate, “CS”), Credit Suisse Securities (USA) LLC (“CS Securities” and, together with CS and their respective affiliates, “Credit Suisse”) and Garrison Investment Group LP (together with its affiliates, “Garrison” and, together with Credit Suisse,  the “Commitment Parties”, “we” or “us”) that you intend to acquire (the “Acquisition”) all of the equity interests of Theragenics Corporation, a Delaware corporation (the “Company”), and to consummate the other Transactions (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”)).  You have further advised us that, in connection therewith, the Borrower will obtain the senior secured credit facilities (the “Facilities”) described in the Term Sheet, in an aggregate principal amount of up to $50,000,000.

1.	Commitments.

In connection with the foregoing, CS is pleased to advise Juniper Holdings, Inc. (“you”) of its commitment to provide 50.0% of the aggregate principal amount of each of the Facilities and Garrison is pleased to advise you of its commitment to provide 50.0% of the aggregate principal amount of each of the Facilities (CS and Garrison in such capacities, the “Initial Lenders”), in each case, upon the terms and subject to the conditions set forth or referred to in this commitment letter (including the Term Sheet and other attachments hereto, this “Commitment Letter”).  The commitments of CS and Garrison hereunder are several and not joint.

2.	Titles and Roles.

You hereby appoint (a) CS Securities to act, and CS Securities hereby agrees to act, as sole bookrunner and sole lead arranger for the Facilities (in such capacity, the “Arranger”), (b) CS to act, and CS hereby agrees to act, as sole administrative agent and sole collateral agent for the Facilities and (c) Garrison to act, and Garrison hereby agrees to act, as a syndication agent for the Facilities, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter.  Each of the Commitment Parties, in such capacities, will perform the duties and exercise the authority customarily performed and exercised by it in such roles.  You agree that Credit Suisse will have “left” placement, and Garrison will appear immediately to the right of Credit Suisse, in any and all marketing materials or other documentation used in connection with the Facilities.  You further agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid to other parties in connection with the Facilities unless you and we shall so agree.

3.	Syndication.

The Arranger reserves the right, prior to and/or after the execution of definitive documentation for the Facilities, to syndicate all or a portion of the Initial Lenders’ respective commitments with respect to the Facilities to a group of banks, financial institutions and other institutional lenders (together with the Initial Lenders, the “Lenders”) identified by the Arranger in consultation with you, and you agree to provide the Arranger with a period of at least 30 consecutive days commencing immediately following your acceptance of this Commitment Letter and ending prior to the Closing Date to syndicate the Facilities.  Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lenders’ respective commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Facilities and in no event shall successful completion of syndication of the Facilities constitute a condition to the availability of the Facilities on the Closing Date.  The Arranger intends to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree to actively assist the Arranger in completing a satisfactory syndication until the earlier of (x) the date on which a Successful Syndication (as defined in the Fee Letter) is achieved (the “Syndication Date”), and (y) 30 days after the Closing Date.  Such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Company and the Sponsor, (b) direct contact between senior management, representatives and advisors of the Borrower (and your using commercially reasonable efforts to cause direct contact between senior management, representatives and advisors of the Company and the Sponsor) and the proposed Lenders, (c) assistance by you (and your using commercially reasonable efforts to cause the Company and the Sponsor to assist) in the preparation of a Confidential Information Memorandum for each of the Facilities and other marketing materials and presentations to be used in connection with the syndication (the “Information Materials”), (d) your providing or causing to be provided a detailed business plan or projections of Holdings and its subsidiaries for the years 2013 through 2018 and for the eight quarters beginning with the third quarter of 2013, in each case in form and substance reasonably satisfactory to the Arranger and (e) the hosting, with the Arranger, of one or more meetings of prospective Lenders at mutually agreed times and places.

You agree, at the request of the Arranger, to assist in the preparation of a version of the Information Materials to be used in connection with the syndication of the Facilities, consisting exclusively of information and documentation that is either (a) publicly available or (b) not material with respect to Holdings, the Borrower, the Company or their respective subsidiaries or any of their respective securities for purposes of foreign, United States Federal and state securities laws (all such Information Materials being “Public Lender Information”).  Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information”.  Before distribution of any Information Materials, you agree to execute and deliver to the Arranger:  (i) a letter in which you authorize distribution of the Information Materials to Lenders’ employees willing to receive Private Lender Information and (ii) a separate letter in which you authorize distribution of Information Materials containing solely Public Lender Information and represent that such Information Materials do not contain any Private Lender Information, which letter shall in each case include a customary “10b-5” representation.  You further agree, provided that you have been given a reasonable opportunity to review such documents, that each document to be disseminated by the Arranger to any Lender in connection with the Facilities will, at the request of the Arranger, be identified by you as either (A) containing Private Lender Information or (B) containing solely Public Lender Information.  You acknowledge that the following documents contain solely Public Lender Information (unless you notify us promptly prior to its intended distribution that any such document contains Private Lender Information, and provided that you have been given a reasonable opportunity to review such documents):  (i) drafts and final definitive documentation with respect to the Facilities, including term sheets; (ii) administrative materials prepared by the Arranger for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda); (iii) notification of changes in the terms of the Facilities; and (iv) other materials (excluding the Projections (as defined below)) intended for prospective Lenders after the initial distribution of Information Materials.

The Arranger will manage all aspects of any syndication in consultation with you, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders, any naming rights and the amount and distribution of fees among the Lenders.  To assist the Arranger in its syndication efforts, you agree promptly to prepare and provide (and to use commercially reasonable efforts to cause the Company and the Sponsor promptly to provide) to the Arranger all customary information with respect to Holdings, the Borrower, the Company and their respective subsidiaries, the Transactions and the other transactions contemplated hereby, including all financial information and projections (the “Projections”), as the Arranger may reasonably request in connection with the Commitment Parties’ undertakings hereunder in connection with the Facilities.

4.	Information.

You hereby represent and covenant (which representation is provided to your knowledge insofar as it applies to information concerning the Company and its subsidiaries and their business), and it shall be a condition to the Initial Lenders’ respective commitments hereunder, and our agreements to perform the services described herein, that (a) all information other than the Projections and other than information of a general industry-based or economic nature (the “Information”) that has been or will be made available to any Commitment Party by or on behalf of you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to any Commitment Party by or on behalf of you or any of your representatives have been or will be prepared in good faith based upon accounting principles consistent with the historical audited financial statements of the Company and upon assumptions that are reasonable at the time made and at the time the related Projections are made available to such Commitment Party.  You agree that if at any time prior to the later of (i) the Closing Date and (ii) the Syndication Date, you receive knowledge that any of the representations in the preceding sentence would be incorrect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations will be correct under those circumstances.  In arranging and syndicating the Facilities, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

5.	Fees.

As consideration for the Initial Lenders’ respective commitments hereunder, and our agreements to perform the services described herein, you agree to pay to the Commitment Parties the fees set forth in this Commitment Letter and in the Fee Letter dated the date hereof and delivered herewith with respect to the Facilities (the “Fee Letter”).

6.	Conditions Precedent.

The Initial Lenders’ respective commitments hereunder, and our agreements to perform the services described herein, are subject solely to (a) there not having occurred, since December 31, 2012 (the date of the most recent audited financial statements of the Company delivered to the Commitment Parties as of the date hereof), any Company Material Adverse Effect (as defined in Exhibit C) or any event, state of fact, circumstance, development, change or effect that would reasonably be expected to have a Company Material Adverse Effect, (b) our reasonable satisfaction that, prior to and during the syndication of the Facilities, there shall be no other issues of debt securities or commercial bank or other credit facilities (other than any overdrafts under cash management accounts in the ordinary course of business) of Holdings, the Borrower, the Company or their respective subsidiaries (other than the Permitted ABL Facility) being announced, offered, placed or arranged, (c) the negotiation, execution and delivery of definitive documentation with respect to the Facilities materially consistent with the terms set forth on the Term Sheet and satisfactory to the Commitment Parties, (d) your compliance with the terms of this Commitment Letter and the Fee Letter and (e) the other conditions relating to the initial funding set forth or referred to in the Term Sheet and the other exhibits hereto.

Notwithstanding anything in this Commitment Letter (including each of the exhibits hereto), the Fee Letter or the definitive documentation or any other agreement or undertaking related to the Facilities to the contrary, (a) the only representations relating to the Company and its subsidiaries, businesses and assets, the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date, shall be (i) such of the representations made by or on behalf of the Company and its subsidiaries in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that you have (or an affiliate of yours has) the right to terminate or not consummate your (or its) obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement (the “Merger Agreement Representations”) and (ii) the Specified Representations (as defined below) and (b) the terms of the definitive documentation for the Facilities shall be in a form such that they do not impair the availability of the Facilities on the Closing Date if the conditions relating to the initial funding set forth or referred to in this Commitment Letter (including each of the exhibits hereto) are satisfied (it being understood that (A) other than with respect to any UCC Filing Collateral, Stock Certificates or Intellectual Property (each as defined below), to the extent any Collateral cannot be delivered, or a security interest therein cannot be perfected, on the Closing Date after your use of commercially reasonable efforts to do so, the delivery of, or perfection of a security interest in, such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date, but such Collateral shall instead be required to be delivered, or a security interest therein perfected, after the Closing Date pursuant to arrangements and timing to be mutually agreed by the parties hereto acting reasonably, (B) with respect to perfection of security interests in UCC Filing Collateral, your sole obligation shall be to deliver, or cause to be delivered, necessary UCC financing statements to the Agent and to irrevocably authorize and to cause the applicable guarantor to irrevocably authorize the Agent to file such UCC financing statements, (C) with respect to perfection of security interests in Stock Certificates, your sole obligation shall be to deliver to the Agent or its legal counsel Stock Certificates together with undated stock powers executed in blank and (D) with respect to perfection of security interests in Intellectual Property, in addition to the actions required by clause (B), your sole obligation shall be to execute and deliver, or cause to be executed and delivered, necessary intellectual property security agreements to the Agent in proper form for filing with the United States Patent and Trademark Office (the “USPTO”) and the United States Copyright Office (the “USCO”) and to irrevocably authorize, and to cause the applicable guarantor to irrevocably authorize, the Agent to file such intellectual property security agreements with the USPTO and USCO). For purposes hereof, (1) “UCC Filing Collateral” means Collateral consisting of assets of Holdings, the Company, the Borrower and their respective subsidiaries for which a security interest can be perfected by filing a Uniform Commercial Code financing statement, (2) “Stock Certificates” means Collateral consisting of stock certificates representing capital stock of the Borrower and its subsidiaries required as Collateral pursuant to the Term Sheet, (3) “Intellectual Property” means all patents, patent applications, trademarks, trade names, service marks and copyrights registered with the USPTO or the USCO and (4) “Specified Representations” means the representations and warranties set forth in the Term Sheet relating to corporate existence, power and authority, due authorization, execution and delivery, in each case as they relate to the entering into and performance of the definitive documentation for the Facilities, the enforceability of such documentation, Federal Reserve margin regulations, the PATRIOT Act, the Investment Company Act, no conflicts between the definitive documentation for the Facilities and the organizational documents of the Loan Parties, the Merger Agreement or other material agreements of the Loan Parties or applicable material law, status of the Facilities and the guarantees thereof as senior debt and sole designated senior debt (excluding specified permitted debt, including the Permitted ABL Facility), solvency of Holdings and its subsidiaries on a consolidated basis, subject to the limitations set forth in the prior sentence, creation, validity, perfection and priority of security interests, and accuracy of information (to the extent set forth in Section 4(a) hereof), including financial statements.  This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provisions”.

7.	Indemnification; Expenses.

You agree (a) to indemnify and hold harmless each Commitment Party and its officers, directors, employees, agents, advisors, representatives, controlling persons, members and successors and assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Transactions, the Facilities or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party or by Holdings, the Company or any of their respective affiliates or equity holders), and to reimburse each such Indemnified Person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from (x) the willful misconduct, bad faith or gross negligence of such Indemnified Person or (y) any proceeding that is brought by an Indemnified Person against any other Indemnified Person (other than an agent, arranger or bookrunner under the Facilities acting in its capacity as such or any claims arising out of an act or omission on the part of you or Sponsor, to all of which this indemnity shall be applicable); (b) to reimburse the Commitment Parties from time to time, upon presentation of a reasonably detailed statement, for all reasonable out-of-pocket expenses (including, but not limited to, expenses of the Commitment Parties’ due diligence investigation, consultants’ fees, syndication expenses, travel expenses and fees and disbursements and other charges of a single primary counsel (and (i) separate counsel for the Permitted ABL Facility, (ii) if determined by such Indemnified Person to be reasonably necessary, (x) a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and (y) specialist or regulatory counsel) and (iii) in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict retains its own counsel, of another firm of counsel for such affected Indemnified Person)), incurred in connection with the Facilities and the preparation and negotiation of this Commitment Letter, the Fee Letter, the definitive documentation for the Facilities and any ancillary documents and security arrangements in connection therewith and (c) to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all out-of-pocket expenses (including, but not limited to, consultants’ fees, travel expenses and fees, and disbursements and other charges of counsel), incurred in connection with the enforcement of this Commitment Letter, the Fee Letter, the definitive documentation for the Facilities and any ancillary documents and security arrangements in connection therewith.  You agree that, notwithstanding any other provision of this Commitment Letter, none of any of the Indemnified Persons, or the Borrower, Holdings, the Sponsor, or any of their respective officers, directors, employees, agents, advisors, representatives, controlling persons, subsidiaries, members and successors and assigns, shall have any liability (whether direct or indirect, in contract or tort or otherwise) arising out of, related to or in connection with any aspect of the Transactions, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence or willful misconduct; provided that nothing contained in this sentence shall limit your indemnity and reimbursement obligations to the extent such indirect, special, punitive or consequential damages are included in any third-party claim with respect to which the applicable Indemnified Person is entitled to indemnification under this Section 7.

8.	Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

You acknowledge that each Commitment Party may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise.  You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and any Commitment Party is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether any Commitment Party has advised or is advising you on other matters, (b) each Commitment Party, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of any Commitment Party, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that each Commitment Party may be engaged in a broad range of transactions that may involve interests that differ from your interests and that no Commitment Party has any obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship and (e) you waive, to the fullest extent permitted by law, any claims you may have against any Commitment Party for breach of fiduciary duty or alleged breach of fiduciary duty and agree that no Commitment Party shall have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of, or in right of, you, including your equity holders, employees or creditors.  Additionally, you acknowledge and agree that none of the Commitment Parties is advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction (including, without limitation, with respect to any consents needed in connection with the transactions contemplated hereby).  You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby (including, without limitation, with respect to any consents needed in connection therewith), and no Commitment Party shall have any responsibility or liability to you with respect thereto.  Any review by any Commitment Party of the Borrower, the Company, the Transactions, the other transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of such Commitment Party and shall not be on behalf of you or any of your affiliates.

You further acknowledge that each Commitment Party may be a full-service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services.  In the ordinary course of business, a Commitment Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of you, Holdings, the Borrower, the Company and other companies with which you, Holdings, the Borrower or the Company may have commercial or other relationships.  With respect to any securities and/or financial instruments so held by any Commitment Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

9.	Assignments; Amendments; Governing Law, Etc.

This Commitment Letter shall not be assignable by you without the prior written consent of each of the Commitment Parties (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons).  Each of the Initial Lenders may, in accordance with Section 3 hereof, assign its respective commitment hereunder to one or more prospective Lenders, provided that such Initial Lender shall not be released from its obligation to fund the portion of its commitment hereunder so assigned should the assignee Lender fail to fund on the Closing Date.  Any and all obligations of, and services to be provided by, any Commitment Party hereunder (including, without limitation, any Initial Lender’s commitment) may be performed and any and all rights of any Commitment Party hereunder may be exercised by or through any of its affiliates or branches and, in connection with such performance or exercise, such Commitment Party may exchange with such affiliates or branches information concerning you and your affiliates that may be the subject of the transactions contemplated hereby and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to the Commitment Parties hereunder.  This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you.  This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.  Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.  Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.  You acknowledge that information and documents relating to the Facilities may be transmitted through SyndTrak, Intralinks, the Internet, e-mail or similar electronic transmission systems, and that no Commitment Party shall be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner.  Notwithstanding anything in Section 12 to the contrary, each Commitment Party may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or World Wide Web as it may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise describing the names of you, the Borrower and your and its affiliates (or any of them), and the amount, type and closing date of such Transactions, all at such Commitment Party’s expense.  This Commitment Letter and the Fee Letter supersede and replace all prior understandings, whether written or oral, between us and you, and between us and the Sponsor, with respect to the Facilities (including, without limitation, that certain Engagement Letter, dated as of June 13, 2013, between the Arranger and the Sponsor).

THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, provided that it is understood and agreed that (a) the interpretation of the definition of “Company Material Adverse Effect” (and whether or not a Company Material Adverse Effect has occurred and whether or not the condition set forth in clause (b) of the first paragraph of Section 6 of this Commitment Letter has been satisfied), and (b) the determination of the accuracy of any Merger Agreement Representation and whether as a result of any inaccuracy thereof you (or your affiliate) has the right to terminate or not consummate your (or its) obligations under the Merger Agreement, in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

10.	Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, and agrees that all claims in respect of any such suit, action or proceeding may be heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Service of any process, summons, notice or document by registered mail addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court.

11.	Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

12.	Confidentiality.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance, nor the activities of any Commitment Party pursuant hereto, shall be disclosed, directly or indirectly, to any other person except (a) to the Sponsor’s and your officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis or (b) as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof prior to such disclosure); provided that you may disclose this Commitment Letter and the contents hereof (but not the Fee Letter or the contents thereof) (i) to the Company and its officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis and (ii) in any proxy or other public filing relating to the Transactions in a manner to be mutually agreed upon; and provided further that you may disclose the Fee Letter redacted in a manner satisfactory to the Commitment Parties in their sole discretion to the Company and its officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis.  You may also disclose the aggregate amount of fees payable under the Fee Letter and the Term Sheet as a part of Projections, pro forma information or a generic disclosure regarding sources and uses (but without disclosing any specific fees set forth therein) in any public filing relating to the Transactions.

We will treat as confidential all confidential information provided to us by or on behalf of you hereunder; provided that nothing herein shall prevent us from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process, (b) upon the request or demand of any regulatory authority having jurisdiction over us, (c) to the extent that such information becomes publicly available other than by reason of disclosure by us in violation of this paragraph, (d) to our affiliates and to our and their respective employees, legal counsel, independent auditors and other experts or agents who are informed of the confidential nature of such information, (e) to actual or potential assignees, participants or derivative investors in the Facilities who agree to be bound by the terms of this paragraph or substantially similar confidentiality provisions, (f) to the extent permitted by Section 9 or (g) for purposes of establishing a “due diligence” defense.

Notwithstanding anything herein to the contrary, any party to this Commitment Letter (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Commitment Letter and the Fee Letter and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Commitment Letter or the Fee Letter, and (ii) no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws.  For this purpose, the tax treatment of the transactions contemplated by this Commitment Letter and the Fee Letter is the purported or claimed U.S. Federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. Federal income tax treatment of such transactions.

13.	Surviving Provisions.

The compensation, reimbursement, indemnification, confidentiality, syndication, jurisdiction, governing law and waiver of jury trial provisions contained herein and in the Fee Letter and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and (other than in the case of the syndication provisions) notwithstanding the termination of this Commitment Letter or any Initial Lender’s commitment hereunder and our agreements to perform the services described herein.

14.	PATRIOT Act Notification.

Each Commitment Party hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), such Commitment Party and each Lender is required to obtain, verify and record information that identifies the Borrower and each guarantor, which information includes the name, address, tax identification number and other information regarding the Borrower and each guarantor that will allow such Commitment Party or such Lender to identify Holdings, the Company, the Borrower and the Subsidiary Guarantors in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Commitment Party and each Lender.  You hereby acknowledge and agree that each Commitment Party shall be permitted to share any or all such information with the Lenders.

15.	Acceptance and Termination.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on August 2, 2013.  The Initial Lenders’ offer hereunder, and our agreements to perform the services described herein, will expire automatically and without further action or notice and without further obligation to you at such time in the event that the Commitment Parties have not received such executed counterparts in accordance with the immediately preceding sentence.  This Commitment Letter will become a binding commitment on the Initial Lenders only after it has been duly executed and delivered by you in accordance with the first sentence of this Section 15.  In the event that (a) the Closing Date does not occur on or before 5:00 p.m., New York City time, on November 30, 2013 (or such earlier date on which the Merger Agreement terminates or you or the Sponsor or any of your or its affiliates publicly announces its intention not to proceed with the Acquisition), then this Commitment Letter and the Initial Lenders’ respective commitments hereunder, and our agreements to perform the services described herein, shall automatically terminate without further action or notice and without further obligation to you and (b) at any time the Borrower is in possession of committed financing in connection with a proposed Permitted ABL Facility, the Initial Lenders’ commitments under this Commitment Letter, and our agreements to perform the services described herein, with respect to the Revolving Facility, shall automatically terminate without further action or notice and without further obligation to you, in each case, unless the Commitment Parties shall, in their discretion, agree to an extension.

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The Commitment Parties are pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

By:		/s/ Jens Ernberg
	Name:	Jens Ernberg
	Title:	Managing Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:		/s/ Robert Healey
	Name:	Robert Healey
	Title:	Authorized Signatory

By:		/s/ Michael Wotanowski
	Name:	Michael Wotanowski
	Title:	Authorized Signatory

[Signature Page – Commitment Letter]

GARRISON INVESTMENT GROUP LP

By:		/s/ Julian Weldon
	Name:	JULIAN WELDON
	Title:	SECRETARY

[Signature Page – Commitment Letter]

Accepted and agreed to as of the date first above written:

JUNIPER HOLDINGS, INC.

By:		/s/ John A. Bartholdson
	Name:	John A. Bartholdson
	Title:	Treasurer

[Signature Page – Commitment Letter]